Exhibit 99.1

Verso Paper Corp. Reports Second Quarter 2011 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 11, 2011--Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2011. Results for the periods ended June 30, 2011 and 2010 include:

  Operating income of $7.0 million in the second quarter of 2011 compared to an operating loss of $12.7 million in the second quarter of 2010.
  Net sales of $398.8 million in the second quarter of 2011 compared to $401.1 million in the second quarter of 2010.
  Adjusted EBITDA before pro forma effects of profitability program of $43.6 million in the second quarter of 2011, compared to $22.5 million in the second quarter of 2010. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).
  Net loss before items of $20.6 million in the second quarter of 2011, or $0.39 per diluted share, compared to a net loss before items of $42.8 million, or $0.82 per diluted share in the second quarter of 2010.

Overview

Verso’s net sales for the second quarter of 2011 decreased $2.3 million, or 0.6%, compared to the second quarter of 2010 as a result of sales volume decreasing 12.2% while the average sales price for all of our products increased 13.2%. The improvement in our average sales price primarily reflects price increases that went into effect during 2010. We announced additional price increases for our core products of $40 per ton effective April 1, 2011. Verso’s gross margin was 15.1% for the second quarter of 2011 compared to 9.1% for the same period in 2010.

Verso reported a net loss of $24.3 million in the second quarter of 2011, or $0.46 per diluted share, which included $3.7 million of charges from special items, or $0.07 per diluted share. Verso had a net loss of $44.3 million, or $0.85 per diluted share, in the second quarter of 2010, which included $1.5 million of charges from special items, or $0.03 per diluted share.

Verso reported a net loss of $68.9 million, or $1.31 per share, for the first six months of 2011, which included $30.2 million of charges from special items, or $0.57 per diluted share, primarily due to $26.1 million in pre-tax net losses related to our debt refinancing in the first quarter of 2011. Verso reported a net loss of $97.9 million, or $1.87 per share, for the first six months of 2010, which included $3.1 million of charges from special items, or $0.06 per diluted share, primarily due to costs associated with new product development.

“Our second quarter adjusted EBITDA results improved by $21 million year over year to $44 million for the second quarter of 2011. As mentioned on our last earnings call, we expected second quarter volumes to be down compared to a very strong 2010 and first quarter of 2011,” said Mike Jackson, President and Chief Executive Officer of Verso.

“Price realization for paper continued an upward trend, and we increased inventory levels in preparation for seasonally high orders in the third and fourth quarters. This planned inventory increase was well within our acceptable levels and better positions us for increasing fall order activity.

“Input prices continue to be a challenge. However, as we conclude our second quarter maintenance outages, we expect to see continued R-Gap savings to help offset these costs. We also expect strong results from our operations in the third quarter.”

Summary Results

Results of Operations – Comparison of the Second Quarter of 2011 to the Second Quarter of 2010

	Three Months Ended
	June 30,
(Dollars in thousands)	2011	2010
Net sales	$398,779	$401,047
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	338,480	364,458
Depreciation, amortization, and depletion	31,645	32,787
Selling, general, and administrative expenses	21,667	16,559
Total operating expenses	391,792	413,804
Operating income (loss)	6,987	(12,757)
Interest income	(33)	(23)
Interest expense	31,552	31,872
Other, net	(236)	(223)
Loss before income taxes	(24,296)	(44,383)
Income tax benefit	-	-
Net loss	$(24,296)	$(44,383)

Net Sales. Net sales for the second quarter of 2011 decreased 0.6% to $398.8 million from $401.1 million in the second quarter of 2010, as the average sales price for all of our products increased 13.2%, reflecting price increases implemented during 2010 and the beginning of second quarter 2011. This positive impact was largely offset as total sales volume decreased 12.2% in the second quarter of 2011 compared to the second quarter of 2010.

Net sales for our coated and supercalendered papers segment increased 1.2% in the second quarter of 2011 to $320.7 million from $316.8 million for the same period in 2010, as the average paper sales price per ton increased 15.3% and paper sales volume decreased 12.2% compared to the second quarter of 2010.

Net sales for our market pulp segment decreased 12.9% to $36.2 million in the second quarter of 2011 from $41.6 million for the same period in 2010. This decline reflects a 7.0% decrease in the average sales price per ton combined with a 6.4% drop in sales volume from the second quarter of 2010.

Net sales for our other segment decreased 1.8% in the second quarter of 2011 to $41.9 million from $42.7 million in the second quarter of 2010. The decline in net sales reflects an 18.9% decrease in sales volume while the average sales price per ton increased 21.1% compared to the second quarter of 2010, reflecting a change in the mix of products sold.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $370.1 million in the second quarter of 2011 compared to $397.2 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, improved to 15.1% for the second quarter of 2011 from 9.1% for the second quarter of 2010, reflecting higher average sales prices during the second quarter of 2011. Depreciation, amortization, and depletion expenses were $31.6 million in the second quarter of 2011 compared to $32.8 million in the second quarter of 2010.

Selling, general, and administrative. Selling, general, and administrative expenses increased to $21.7 million in the second quarter of 2011 from $16.6 million for the same period in 2010. This increase includes certain non-recurring costs including professional fees and severance.

Interest expense. Interest expense for the second quarter of 2011 was $31.6 million compared to $31.9 million for the same period in 2010.

Results of Operations – Comparison of the First Six Months of 2011 to the First Six Months of 2010

	Six Months Ended
	June 30,
(Dollars in thousands)	2011	2010
Net sales	$815,371	$764,693
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	691,008	701,204
Depreciation, amortization, and depletion	62,992	64,929
Selling, general, and administrative expenses	40,301	32,828
Total operating expenses	794,301	798,961
Operating income (loss)	21,070	(34,268)
Interest income	(67)	(62)
Interest expense	63,941	64,194
Other, net	26,091	(467)
Loss before income taxes	(68,895)	(97,933)
Income tax benefit	(2)	-
Net loss	$(68,893)	$(97,933)

Net Sales. Net sales for the six months ended June 30, 2011, increased 6.6% to $815.4 million from $764.7 million as the average sales price per ton for all of our products increased 13.1%, reflecting price increases implemented during 2010 and the beginning of second quarter 2011. This positive impact was partially offset by a 5.8% decline in total sales volume compared to last year.

Net sales for our coated and supercalendered papers segment increased 8.5% to $672.4 million for the six months ended June 30, 2011, from $619.6 million for the six months ended June 30, 2010. This improvement reflects a 14.1% increase in the average paper sales price per ton paper while paper sales volume for the six months ended June 30, 2011, decreased 4.9% compared to the same period last year.

Net sales for our market pulp segment decreased 8.9% to $71.9 million for the six months ended June 30, 2011, from $79.0 million for the same period in 2010. This decrease was due to a 9.0% decrease in sales volume for the six months ended June 30, 2011, while the average sales price per ton remained relatively flat compared to the six months ended June 30, 2010.

Net sales for our other segment increased 7.5% to $71.1 million for the six months ended June 30, 2011, from $66.1 million for the six months ended June 30, 2010. The improvement in 2011 is due to an 18.6% increase in the average sales price per ton. Partially offsetting this increase was a 9.4% decrease in sales volume compared to the six months ended June 30, 2010.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 1.6% to $754.0 million for the six months ended June 30, 2011, compared to $766.1 million for the same period last year. Our gross margin, excluding depreciation, amortization, and depletion, improved to 15.3% for the six months ended June 30, 2011, from 8.3% for the six months ended June 30, 2010, reflecting higher average sales prices during 2011. Depreciation, amortization, and depletion expenses were $63.0 million for the six months ended June 30, 2011, compared to $64.9 million for the six months ended June 30, 2010.

Selling, general, and administrative. Selling, general, and administrative expenses increased to $40.3 million for the six months ended June 30, 2011, from $32.8 million for the same period in 2010. This increase includes certain non-recurring costs including professional fees and severance.

Interest expense. Interest expense for the six months ended June 30, 2011, was $64.0 million compared to $64.2 million for the same period in 2010.

Other, net. Other, net for the six months ended June 30, 2011, was a net loss of $26.1 million compared to a net gain of $0.5 million for the six months ended June 30, 2010. Included in the results for 2011 were $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Six		Six	Twelve
	Months	Year	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	December 31,	June 30,	June 30,
(Dollars in millions)	2010	2010	2011	2011
Net loss	$(97.9)	$(131.1)	$(68.9)	$(102.1)
Income tax expense	-	0.1	-	0.1
Interest expense, net	64.2	128.0	63.9	127.7
Depreciation, amortization, and depletion	64.9	127.4	63.0	125.5
EBITDA	31.2	124.4	58.0	151.2
Adjustments to EBITDA:
Non-cash compensation/benefits (1)	0.8	1.7	1.3	2.2
Other items, net (2)	3.6	6.0	31.3	33.7
Adjusted EBITDA before pro forma effects of profitability program	35.6	132.1	90.6	187.1
Pro forma effects of profitability program (3)				40.3
Adjusted EBITDA				$227.4
(1) Represents amortization of non-cash incentive compensation.
(2) Represents earnings adjustments for product development costs, debt refinancing, and other miscellaneous non-recurring items.
(3) Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss second quarter results. Analysts and investors may participate in the live conference call by dialing 719-457-2705 or, within the U.S. and Canada only, 888-481-2845, access code 4576177. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?eventid=99890. This release and Verso’s 10-Q for the second quarter of 2011 will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 4576177. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com